Filed Pursuant to Rule 433
Registration Statement No 333-183059
December 4, 2014

Pricing Term Sheet

Becton, Dickinson and Company

Floating Rate Notes due June 15, 2016 (the “2016 Notes”)

1.800% Notes due December 15, 2017 (the “2017 Notes”)

2.675% Notes due December 15, 2019 (the “2019 Notes”)

3.734% Notes due December 15, 2024 (the “2024 Notes”)

4.685% Notes due December 15, 2044 (the “2044 Notes”)

(collectively, the “Notes”)

Issuer:	Becton, Dickinson and Company

Aggregate Principal Amount Offered:	$750,000,000 of the 2016 Notes

$1,250,000,000 of the 2017 Notes

$1,250,000,000 of the 2019 Notes

$1,750,000,000 of the 2024 Notes

$1,200,000,000 of the 2044 Notes

Maturity Date:	2016 Notes: June 15, 2016

2017 Notes: December 15, 2017

2019 Notes: December 15, 2019

2024 Notes: December 15, 2024

2044 Notes: December 15, 2044

Coupon (Interest Rate):	2016 Notes: Three-month U.S. dollar LIBOR plus 0.45%. The interest rate for the floating rate notes will be reset quarterly on each Interest Payment Date. The initial interest rate will be three-month U.S. dollar LIBOR, as determined on December 11, 2014, plus 0.45%

2017 Notes: 1.800%

2019 Notes: 2.675%

2024 Notes: 3.734%

2044 Notes: 4.685%

Price to Public (Issue Price):	2016 Notes: 100% of principal amount

2017 Notes: 100% of principal amount

2019 Notes: 100% of principal amount

2024 Notes: 100% of principal amount

2044 Notes: 100% of principal amount

Underwriting Discount:	2016 Notes: 0.150%

2017 Notes: 0.450%

2019 Notes: 0.600%

2024 Notes: 0.650%

2044 Notes: 0.875%

Yield to Maturity:	2016 Notes: N/A

2017 Notes: 1.800%

2019 Notes: 2.675%

2024 Notes: 3.734%

2044 Notes: 4.685%

Spread to Benchmark Treasury:	2016 Notes: N/A

2017 Notes: +85 basis points

2019 Notes: +110 basis points

2024 Notes: +150 basis points

2044 Notes: +175 basis points

Benchmark Treasury:	2016 Notes: N/A

2017 Notes: 0.875 % due November 15, 2017

2019 Notes: 1.500 % due November 30, 2019

2024 Notes: 2.250 % due November 15, 2024

2044 Notes: 3.125 % due August 15, 2044

Benchmark Treasury Yield:	2016 Notes: N/A

2017 Notes: 0.950%

2019 Notes: 1.575%

2024 Notes: 2.234%

2044 Notes: 2.935%

Interest Payment Dates:	2016 Notes: March 15, June 15, September 15 and December 15, commencing March 15, 2015

2017 Notes: June 15 and December 15, commencing June 15, 2015

2019 Notes: June 15 and December 15, commencing June 15, 2015

2024 Notes: June 15 and December 15, commencing June 15, 2015

2044 Notes: June 15 and December 15, commencing June 15, 2015

Day Count Convention:	2016 Notes: Actual/360

2017 Notes: 30/360

2019 Notes: 30/360

2024 Notes: 30/360

2044 Notes: 30/360

Optional Redemption:	2016 Notes: None

2017 Notes: At any time prior to maturity at the greater of 100% and the sum of the present values of the remaining scheduled payments at a discount rate of Treasury plus 15 basis points

2019 Notes: At any time prior to maturity at the greater of 100% and the sum of the present values of the remaining scheduled payments at a discount rate of Treasury plus 20 basis points

2024 Notes: At any time prior to September 15, 2024 (three months prior to the maturity date) at the greater of 100% and the sum of the present values of the remaining scheduled payments at a discount rate of Treasury plus 25 basis points and at any time on or after September 15, 2024 (three months prior to the maturity date) at 100%

2044 Notes: At any time prior to June 15, 2044 (six months prior to the maturity date) at the greater of 100% and the sum of the present values of the remaining scheduled payments at a discount rate of Treasury plus 30 basis points and at any time on or after June 15, 2044 (six months prior to the maturity date) at 100%

In each case, the redemption price will also include interest accrued and unpaid to the date of redemption

Special Mandatory Redemption:	If the CareFusion Acquisition is not consummated on or prior to October 5, 2015, or, if prior to such date, the Merger Agreement is terminated, each series of Notes will be redeemed at a special mandatory redemption price equal to 101% of the aggregate principal amount of the applicable series of Notes, plus accrued and unpaid interest to the redemption date

Change of Control:	If a change of control triggering event occurs, unless the Issuer has exercised its right to redeem the Notes as described under “Optional Redemption” or has redeemed the Notes as described under “Special Mandatory Redemption,” each holder will have the right to require the Issuer to purchase all or a portion of such holder’s Notes at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest

Trade Date:	December 4, 2014

Settlement Date:	December 15, 2014 (T+7)

CUSIP / ISIN Numbers:	2016 Notes: 075887 BC2 / US075887BC21

2017 Notes: 075887 BD0 / US075887BD04

2019 Notes: 075887 BE8 / US075887BE86

2024 Notes: 075887 BF5 / US075887BF51

2044 Notes: 075887 BG3 / US075887BG35

Denominations:	$2,000 × $1,000

Joint Book-Running Managers:	Goldman, Sachs & Co.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. LLC

Co-Managers:	Banca IMI S.p.A.
BNY Mellon Capital Markets, LLC
ING Financial Markets LLC
Mizuho Securities USA Inc.
Standard Chartered Bank
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.

Type of Offering:	SEC Registered

Listing:	None

Long-Term Expected Debt Ratings:	Moody’s: Baa2 (Stable); S&P: BBB+ (Stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC at 1-212-834-4533.

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